Elizabeth C. Brown Chief Human Resources Officer T +1 410.531.4664 F +1 410.531.4233 elizabeth.brown@grace.com W. R. Grace & Co.-Conn. 7500 Grace Drive Columbia, MD 21044
January 21, 2016

Thomas E. Blaser
3017 Allansford Lane
Raleigh, NC 27613

Dear Tom:

This letter specifies the terms of your employment with Grace (the "Company"), as approved by the Compensation Committee of the Board of Directors (the "Board") of the Company. I am very pleased that you have agreed to join the Company and believe that you will make a valuable contribution to the Company's future.

If you accept the terms of this letter, please sign where indicated below and return a copy to me. (An additional copy is also enclosed for your records.)

Position and Responsibilities
You will join the Company as an employee on February 11, 2016, or another date around that time, as agreed by you and the Company. Effective upon joining the Company, you will assume the position of “Senior Vice President, Finance" (“SVP-Finance”), with the responsibility of assisting in the management of all Finance functions at the Company, as well as the information technology function (which reports into Finance). In that position, you will report directly to Fred Festa, the Company’s Chairman and Chief Executive Officer, and you will not be a corporate officer of the Company. Your office will be located at the Company’s headquarters in Columbia, Maryland.

In late February, it is anticipated that the Board will be asked to elect you as “Senior Vice President and Chief Financial Officer” (CFO) of the Company, to be effective immediately upon such election by the Board. In the position of CFO, you will report to Fred Festa, the Company’s Chairman and Chief Executive Officer, and you will be regarded as an "executive officer" of the Company. In the position of CFO, all Finance functions, as well as the information technology function, will report directly to you. (For clarification, as with all other Company employees in the US, you will actually be employed by W.R. Grace & Co. — Conn., a 100% owned subsidiary of the Company, and upon your election as CFO will be elected as an officer of both W.R. Grace & Co. and W.R. Grace & Co.- Conn.)

At all times, you will be an employee of the Company "at will" with no definite term of employment, and you will be subject to the same requirements as other salaried employees of the Company, except as provided under this letter.

Compensation

Upon joining the Company, you will be entitled to the following:

Your initial annual base salary will be $450,000. Upon election as CFO, your base salary will remain unchanged. Thereafter, your base salary will be subject to periodic reviews on the same basis and at the same intervals as are applicable to other officers of the Company.
You will participate in the Company’s Annual Incentive Compensation Program (the “AICP”) for 2016. For that calendar year, your targeted award under the Program will be 70% of your annual base salary, based on the applicable financial performance of the Company and your individual performance during that year, subject to the terms of the Program. (Any 2016 AICP cash award to you will be pro-rated based on completed whole months of employment with Grace during 2016.)

We also anticipate that your targeted award under future AICP Programs will be no less than 70% of your annual base salary for the applicable calendar year, pending of course any redesign of the Program in the future by the Company’s Board or its Compensation Committee. The design of AICP bonuses will be determined by the Company, and there are no guarantees with respect to how any design changes will affect future AICP bonus payments to you.

You will receive a new hire grant of “restricted stock units” on Grace Stock (“RSUs”) valued at $500,000. The RSUs will “cliff vest” on the third anniversary of the date of the grant, (and be settled in Company Stock), provided you are employed by the Company on that date. The actual number of RSUs granted to you will be calculated as follows: the appropriate dollar value of the RSU award divided by the “market price” of a share of Grace’s common stock on the date of grant.

You will receive a new hire stock option grant on Grace stock valued at $250,000. The stock options will vest in 1/3 increments beginning on the first anniversary of the date of the grant. In order to determine the number of stock options awarded to you, the Company's standard "Black-Scholes" formula will be applied. The "strike price" of the options awarded to you will be the market price of a share of Company common stock on the date you commence employment, as specified in the applicable Stock Incentive Plan.

Long Term Incentive Compensation
You will be eligible to receive a grant under the Company's Long-Term Incentive Plan in 2016 (the "2016 LTIP") for the 2016-2018 performance period, with a total targeted award value of $750,000. You will receive this grant at the same time other eligible Company employees receive a 2016 LTIP Grant upon approval of the Board, anticipated to be in late February 2016. You will receive further information regarding the terms of the 2016 LTIP in a separate memo.

Severance Coverage

Upon joining the Company, you will be covered by the Severance Plan for Leadership Team Officers of Grace. And, upon your election as CFO, your coverage under this Plan will continue. A copy of that Plan is enclosed for your reference.

Your salary will cease to accrue immediately upon your termination of employment with the Company, regardless of the reason for such termination.

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Executive Severance Arrangement (Change-In-Control)
Upon your election as an officer of the Company, the Board has authorized the Company to enter into a written Executive Severance Agreement, or a so-called "golden parachute", with you, effective the date of your election. In general, the terms of that agreement will provide for a severance payment of 3.0 times the sum of your annual base salary plus your targeted annual incentive compensation award (adjusted in accordance with the terms of that agreement), and certain other benefits, in the event your employment terminates under certain conditions following a change-in-control of the Company. The form and provisions of your Executive Severance Agreement will be the same as applicable to other elected officers of the Company.

You will be provided with that agreement under separate cover.

Executive Physical

You will also be eligible for an annual "executive physical" performed at Johns Hopkins Hospital in Baltimore, at Company expense. The terms of the physical will be the same as applicable to other elected officers of the Company based in Maryland.

Other Benefit Programs

You will also be eligible to participate in the benefit plans and programs generally available to similarly situated employees and officers of the Company (subject to the continuation of the plans and programs, and as amended from time to time).

Vacation

Upon joining the Company, you will be entitled to four weeks paid vacation per full calendar year.

Relocation Assistance

As stated, your office will be located at the Company’s Headquarters in Columbia, Maryland. Accordingly, it will be necessary for you to relocate your residence. To assist you with your move, Brookfield Relocation Resources, Inc., the Company’s relocation services provider, will help you through this process. A Brookfield Counselor will reach out to you after receiving the Relocation Authorization form from the Company, to review the program details of Relocation Policy A, which is enclosed.

Pre-employment Requirements

Please note that your employment is contingent upon successfully completing the drug screening test, physical examination, background check, and your providing documentation establishing your eligibility to work in the United States.
Please contact Paula Sandrock at WorkCare, at 800-455-6155 (ext. 2110), to arrange for a drug screening test and physical examination.

Confidentiality and Non-Compete

In addition, as a condition of commencing employment, you will be required to sign the Company's standard “New Hire Agreement”, a copy of which is enclosed, and which includes provisions regarding the confidentiality of Company information, non-competition, non-solicitation, and other provisions.

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Indemnification

The Company shall, to the extent permitted by applicable law, indemnify you and hold you harmless from and against any and all losses and liabilities you may incur as a result of your performance of your duties as an officer or employee of the Company. In addition, the Company shall indemnify and hold you harmless against any and all losses and liabilities that you may incur, directly or indirectly, as a result of any third party claims brought against you (other than by any taxing authority) with respect to the Company's performance of (or failure to perform) any commitment made to you under this letter.

The Company shall obtain such policy or policies of insurance as it reasonably may deem appropriate to effect this indemnification.

Miscellaneous

Tom, in the future, effective upon your cessation of employment with the Company or at any other time at the request of the Company, you agree that you will resign as a director, partner, officer and/or any other position of each direct or indirect subsidiary of the Company and/or of any other business entity directly or indirectly controlled by the Company, and to transfer to the Company any stock or other interest in any such subsidiary or business entity (which you may hold as a result of your employment with the Company). At the request of the Company, and at its cost, you agree to execute any statement or document, or take such other action, to effectuate such resignations and transfers. (Note, this provision does not apply to any equity you may hold in the Company, only to direct or indirect subsidiaries of the Company.)

You also agree to return all Company property to the Company, effective upon your cessation of employment or at any other time at the request of the Company.

Tom, again, we are very excited about your decision to join Grace and look forward to a productive and rewarding relationship.

Sincerely,

/s/ ELIZABETH C. BROWN

Elizabeth C. Brown

ACCEPTED:

/s/ THOMAS E. BLASER

Date: January 22, 2016

Enclosures

cc: Fred Festa

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